EXHIBIT 4.24

                       SECOND AMENDMENT TO COMPETITIVE ADVANCE
                       AND REVOLVING CREDIT FACILITY AGREEMENT


               THIS AMENDMENT, effective as of February 10, 1992, is entered into by CENTURY TELEPHONE ENTERPRISES, INC., a Louisiana corporation (the "Borrower"), the banks listed on the signature page of this amendment (the "Banks"), and NATIONSBANK OF TEXAS, N.A., a national banking association, as agent for the Banks (in such capacity, the "Agent") and as auction administration agent (in such capacity, the "Auction Administration Agent).

               The Borrower, the Banks, the Agent, and the Auction Administration Agent entered into the Competitive Advance and Revolving Credit Facility Agreement (as amended on April 8, 1993, and as further renewed, extended, amended, and supplemented, the "Credit Agreement") dated as of February 7, 1992, providing for the Banks to extend credit to the Borrower on a revolving credit basis, not to exceed an aggregate principal amount of $55,000,000. The Borrower and the Banks, the Agent, and the Auction Administration Agent have agreed, upon the following terms and conditions, to amend the Credit Agreement to provide for, among other things, an increase in permitted sales of assets by any Company (as defined in the Credit Agreement).
          Accordingly, in consideration of the mutual agreements below, the Borrower and the Banks, the Agent, and the Auction Administration Agent agree as follows:

               1. Certain Definitions. Unless otherwise stated, terms defined in the Credit Agreement have the same meanings when used in this amendment, and all references to "Sections," "Schedules," and "Exhibits" are to sections, schedules, and exhibits of or to the Credit Agreement.

               2. Amendments. The Credit Agreement is amended as follows:

                    (a) Section 5.15 of the Credit Agreement is amended in its entirety as follows:

                         5.15  Sale of Assets.  No Company will sell,
                    lease, or otherwise dispose of all or any substantial part of its assets other than (a) sales of inventory in the ordinary course of business, (b) sales of equipment for a fair and adequate consideration, provided that if any such equipment is sold, and a replacement is necessary for the proper operation of the business of such Company, such Company will replace such equipment with adequate equipment, (c) the exchange of assets -- other than equipment -- for similar assets of equal or greater value, (d) the sale, discount, or transfer of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection, and (e) in any 12- month period, dispositions of assets (net of acquisitions of similar assets) that, when added to all other such dispositions by all Companies, do not exceed 10 percent of Consolidated Net Worth.

               3. Conditions. This amendment shall not become effective until (a) all the parties named below shall have executed and delivered counterparts of this amendment to the Agent, and (b) the Agent shall have received all the agreements, documents, instruments, and other items listed on Annex A to this amendment.

               4. Representations. The Borrower represents and warrants to the Banks, the Agent, and the Auction Administration Agent that (a) all representations and warranties stated in Section 3 of the Credit Agreement are true and correct in all material respects the same as if restated verbatim in this amendment as of the date of this amendment, and (b) as of the date of this amendment, no Material Adverse Effect, Default, or Event of Default has occurred and is continuing.

               5. References. All references in the Loan Papers to the "Credit Agreement" shall refer to the Credit Agreement as amended by this amendment, and, because this amendment is a "Loan Paper" referred to in the Credit Agreement, the provisions relating to Loan Papers set forth in the Credit Agreement are incorporated in this amendment by reference, the same as if set forth in this amendment verbatim.

               6. Scope of Amendment. Except as specifically amended and modified in this amendment, (a) the Credit Agreement is unchanged and continues in full force and effect, and (b) the Borrower hereby confirms and ratifies the existence of and each and every term, condition, and covenant contained in the Credit Agreement, to the same extent and as though the same were set out in full in this amendment.

               7. Counterparts. This amendment has been executed in a number of identical counterparts, each of which shall be deemed an original. In making proof of this instrument, it shall not be necessary for any party to account for all counterparts, and it shall be sufficient for any party to produce but one such counterpart.

               8. Parties Bound. This amendment shall be binding upon and shall inure to the benefit of the Borrower, each Bank, the Agent, and Administrative Agent, and their respective successors and assigns subject to Section 9.20 of the Credit Agreement.

               9. ENTIRETY. THIS AMENDMENT AND THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE
          CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

               EXECUTED on July 9, 1993, effective as of the date first stated.


                                   CENTURY TELEPHONE ENTERPRISES, INC.,
                                      as the Borrower



                                   By /s/ R. Stewart Ewing Jr.
                                   Name:R. Stewart Ewing, Jr.
                                   Title:Senior Vice President
                                        and Chief Financial Officer

                                   NATIONSBANK OF TEXAS, N.A., as the
                                   Agent, the Auction Administration Agent, and a Bank



                                   By /s/ W.H. McClendon IV
                                   Name:W. H. McClendon IV
                                   Title:Vice President


                                   TEXAS COMMERCE BANK,
                                   NATIONAL ASSOCIATION,
                                   as a Bank



                                   By /s/ Robert C. Stack
                                   Name:Robert C. Stack
                                   Title:Executive Vice President


                                   THE BANK OF NOVA SCOTIA, as
                                   a Bank



                                   By /s/ F.C.H. Ashby
                                   Name:F.C.H. Ashby
                                   Title:Senior Assistant Agent


                                       ANNEX A

                                      CONDITIONS

          Unless otherwise specified, all documents are dated as of the date of this amendment


          1. A CERTIFICATE from the president, secretary, chief financial officer, or treasurer of the Borrower certifying as to (a) the due incumbency of its officers authorized to execute or attest to the Loan Papers, (b) whether any changes to the corporate charter provided to Agent on February 7, 1992, have been made (and, if any changes have been made, copies of such changes), and (c) whether any changes to the Bylaws provided to Agent on June 14, 1993, have been made (and, if any changes have been made, copies of such changes), to which will be attached:

                         Exhibit A  Changes to Charter, if any
                         Exhibit B  Changes to Bylaws, if any


          2. Such other agreements, documents, instruments, and items as any Bank may request.